Contact:
Investors Steve Shriner (404) 827-6714	Media Barry Koling (404) 276-5565

For Immediate Release

June 20, 2008

SunTrust Reaffirms First Quarter Credit and Capital Outlook

ATLANTA – In response to recent market activity and commentary, SunTrust Banks, Inc. (NYSE: STI) today is reaffirming certain statements made in recent months:

i)	Second quarter 2008 net charge-offs are expected to be within the range previously indicated: up 15% to 20% from first quarter.

ii)	In conjunction with the scheduled release of second quarter results on July 22, 2008, SunTrust expects to discuss the previously outlined capital related transactions, which we expect will result in a Tier 1 capital ratio of approximately 8%.

iii)	Given our capital ratios and current views on credit, we do not anticipate modifying our current dividend or issuing additional shares of common stock.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of March 31, 2008, SunTrust had total assets of $179.0 billion and total deposits of $116.2 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com.

Important Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  These statements often include the words “may,” “could,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “initiatives,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. In particular, statements of expected levels of charge-offs, expected levels of Tier 1 capital, expected dividends, and expectations regarding future stock issuances are forward looking statements.  Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements.  Factors that could cause SunTrust’s results to differ materially from those described in the forward-looking statements include (1) general economic conditions where we do business; (2) the level of future losses, if any; and (3) our future level of capital.  Additional risk factors can be found in the Company’s 2007 Annual Report on Form 10-K, in the Quarterly Reports on Form 10-Q and in the Current Reports filed on Form 8-K with the Securities and Exchange Commission. The forward looking statements in this news release are based upon the current beliefs and expectations of SunTrust’s management and on information currently available to management, and speak as of the date hereof. SunTrust does not assume any obligation to update such statements or to update the reasons why actual results could differ from those contained in such statements.

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